Exhibit 10.1

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States telephone +1 312 496 1200 facsimile +1 312 496 1290 www.heidrick.com

December 13, 2010

Private & Confidential

S. John Kim

310 N. Woodland Street

Englewood, New Jersey 07631

Dear John:

On behalf of Heidrick & Struggles, Inc. (“HSII” or the “Company”), I am pleased to confirm the new terms of your employment arrangement in this letter agreement (the “Agreement”). All amounts in this Agreement are denominated in U.S. dollars.

1.	Effective Date: The new terms of employment are effective as of July 1, 2010 (the “Effective Date”).

2.	Title: You will serve as Managing Partner, Global Practices (“MPGP”) reporting directly to the Chief Executive Officer, with such duties and responsibilities as are customarily assigned to such position and such other duties and responsibilities as may be assigned to you from time to time by the Chief Executive Officer. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interest, and shall not work or perform services for any other employer as an employee, consultant or otherwise during the term of your employment.

3.	Location: You will be based in the Company’s New York City office.

4.	Base Salary: As of the Effective Date, you will receive a monthly base salary of $62,500 (which is equivalent to $750,000 annually) payable at the end of each month. As soon as practicable after your execution of this Agreement, you will receive a lump sum payment to reflect this rate of monthly base salary back to the Effective Date.

S. John Kim

December 13, 2010

5.	Management Incentive Plan (MIP) Participation: You will participate in the MIP at the Tier 1 level.

6.	Management Bonus: As of the Effective Date, you will be eligible for a target Management Bonus equal to 100% of your base salary (for the period July 1, 2010 through December 31, 2010, the Management Bonus will be pro-rated). For the period January 1, 2010 through July 1, 2010, your Management Bonus opportunity will be not less than $250,000.

7.	Transition Bonus: You will receive a one-time cash transition bonus of $400,000 in March 2011 with 15% of the bonus amount deferred ratably over three years. The transition bonus is a one-time payment for services performed as Global Practice Managing Partner, Financial Services. Note that your eligibility for the Transition Bonus is contingent on your forfeiture of any and all rights or claims to additional compensation for services performed as Global Practice Managing Partner, Financial Services, including compensation under the Company’s Fee/SOB Bonus Plan.

8.	Promotional Awards: As a result of your promotion to the MPGP role, you will receive the following:

a.	Replacement of Prior Long-Term Performance Plan Award with Long-Term Incentive Equity Grants: To better align your long term incentive compensation with that currently in place for other top executives, your January 2010 Long-Term Performance Plan award will be terminated effective as of July 1, 2010 and you will be granted the following as your 2010 long-term equity incentive awards in keeping with HSII’s long-term incentive policy for top executives:

i.	HSII restricted stock units (RSUs) having a value of $375,000, which will vest at the rate of one-third on each of December 20, 2010, 2011 and 2012, subject to the approval of the HRCC and your execution of the grant agreements; and

ii.	HSII performance stock units (PSUs) having a value of $375,000, with performance goals and targets and measures the same as those approved by the HRCC for 2010 in March 2010 (collectively, the HSII RSUs and PSUs are the “Replacement Award”), which will vest relative to a three year performance period ending on March 29, 2013.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

Note that your eligibility for the Replacement Award is contingent on your forfeiture of any and all rights or claims to the January 2010 Long-Term Performance Plan Award for the period beginning July 1, 2010 and ending December 31, 2010.

b.	Promotional Equity Award: You will receive a one-time promotional award of RSUs having a value of $250,000, which will vest at the rate of one-third on each of the first, second and third anniversaries of the date they are granted, subject to the approval of the HRCC and your execution of the grant agreements.

9.	Payment of Bonuses: All bonuses, including the Management Bonus, the Fee/SOB Bonus and the Transition Bonus, are discretionary and are not earned until approved by the HSII Human Resources and Compensation Committee of the Board of Directors (“HRCC”). In addition, bonuses, promotional awards and long term incentives are only payable if you are employed by the Company on the date such awards are paid or granted.

10.	Return to Consulting: In the event that you leave the MPGP role and return to a full-time consulting role with the Company, to ease your transition back for the first year of such transition, you will be eligible for transition compensation as follows:

a.	You will be eligible to receive a Fee and Source of Business (“Fee/SOB”) Salary of $400,000 and a minimum Fee/SOB Bonus (net of your Fee/SOB Salary) of $1,000,000 for the first fiscal year commencing after your leaving the MPGP role, during which you will be eligible to earn a Fee/SOB bonus, pursuant to the Company’s Fee/SOB Bonus Plan as may be in effect from time to time, equal to 25 percent of all Fee credits and 30 percent of SOB credits that you earn for that fiscal year.

b.	If your departure occurs after the first 60 days and within the first 180 days of any fiscal year, you will be eligible to receive (i) the pro-rated Management Bonus for the relevant fiscal year and (ii) the transition compensation mentioned in Section 10(a) above for such fiscal year only.

c.	If your departure occurs after the first 180 days of any fiscal year, you will be eligible to receive (i) the pro-rated Management Bonus for the relevant fiscal year, (ii) the pro-rated transition compensation mentioned in Section 10(a) above for such fiscal year, and (iii) the transition compensation for the fiscal year following the year of your departure from the MPGP role.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

d.	In addition, you will no longer be eligible for the benefits provided in Sections 4 through 6 and 13(c) of this Agreement.

11.	Benefits: You will be eligible to participate in the Company’s benefit programs to the same extent as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

12.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

13.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

14.	Termination of Employment:

a.	Employment at Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date”), any business expenses properly incurred in accordance with Company up to the Termination Date and not yet reimbursed by the Company, and any other amounts required by law. You will also be eligible to participate in the Change in Control Severance Plan as a Tier 1 executive and Section 16(b) Officer as well as the Management Severance Pay Plan as a Tier 1 executive, as such, plans may be modified or amended from time to time.

d.	Termination for Good Reason: The foregoing notwithstanding, if the termination of your employment is the result of a voluntarily resignation for Good Reason, you shall be eligible to receive:

i.	a pro-rata Management Bonus, if any, for the year of your termination of employment, based on the Management Bonus for such year (as calculated by the HRCC on the basis of actual performance for such year), and paid when bonuses under such applicable bonus plans are normally paid out;

ii.	contingent upon your election of COBRA continuation coverage, the continuation of medical benefits under COBRA at a cost to you no greater than the cost to active employees for the twelve (12) months following your termination; provided, however, that such benefits shall be reduced or eliminated to the extent you receive similar benefits from a subsequent employer; and

iii.	an amount equal to your Base Salary.

e.	Death: Notwithstanding the provisions of subsection (c) and (f), if the termination of your employment is the result of your death, your estate shall be eligible to receive a pro-rata Management Bonus, if any, for the year of such termination of employment, based on the Management Bonus for such year (as calculated by the HRCC on the basis of actual performance for such year), and paid when bonuses under such applicable bonus plans are normally paid out.

f.	Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your conviction for a felony; (iii) your material violation or breach of any provision of this Agreement; (iv) your willful unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) your engagement in conduct causing material and demonstrable injury to the Company or its reputation; (vi) your willful and unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company, or to abide by the Company’s policies for the operation of its business, and the continuation thereof after the receipt by you of written notice from the Company; (vii) your illegal use of drugs or intoxication on work premises, during working time, or which interferes with the performance of your duties and obligations on behalf of the Company; or (viii) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury.

g.	Definition of Good Reason: For purposes of this Agreement, “Good Reason” shall mean:

i.	A change in your primary reporting responsibilities to someone other than the Chief Executive Officer of the Company; or

ii.	A material diminution of your Base Salary, except to the extent that such diminution in Base Salary is: (1) the result of generally applicable reductions in base salaries imposed on substantially all of the top officers of the Company, and (2) is an amount proportionate to the average base salary reduction for other top officers of the Company; provided, however, that any reduction of your Base Salary below $750,000 will constitute Good Reason.

Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by you of a Good Reason termination shall not be effective unless all of the following conditions are satisfied:

i.	The conditions giving rise to your termination of employment for Good Reason must have arisen without your written consent;

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

ii.	You must provide written notice to Company of such condition and your intent to terminate employment in accordance with Section 13(e) within 90 days of the initial existence of the condition;

iii.	The condition specified in such notice must remain uncorrected by the Company for 30 days after receipt of such notice by Company; and

iv.	The date of your termination of employment must occur within 90 days after the initial existence of the condition specified in such notice

h.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your by the Company employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

15.

Confidentiality: In the course of your employment with the Company, you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

16.	Non-Solicitation/Non-Competition: Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company for Cause, you shall not (i) become engaged in or otherwise become interested in a role similar to that of MPGP that provides or intends to provide similar services in the geographical area which you are serving currently; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company or its Affiliate’s Confidential Information for a position where the employee’s knowledge of such information might be relevant. The provisions of this Section 15 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

Each of the foregoing restrictions contained in this Section 15 constitutes an entirely separate and independent restriction on you and shall be read and construed independently of the other undertakings and agreements herein contained. You and the Company agree that the restrictions contained in this Section 15 are reasonable in scope and duration and are necessary to protect the Company’s confidential information and other business interests. If any provision of this Section 15 as applied to any party or to any circumstance is adjudged by an arbitrator or court of competent jurisdiction to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the scope, duration or geographic area covered thereby, the parties agree that the court or arbitrator making such determination will have the power to reduce the scope and/or duration and/or geographic area of such provision, and/or to delete or revise specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

The parties agree and acknowledge that the breach of Section 14 or 15 will cause irreparable damage to the Company, and upon actual or threatened breach of any provision of either section the Company will be entitled to seek from a court of competent jurisdiction immediate injunctive relief, specific performance or other equitable relief without the necessity of posting a bond or other security and that this will in no way limit any other remedies which the Company may have (including, without limitation, the right to seek monetary damages).

17.	Other Legal Matters:

a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

d.	Waiver of Jury Trial: Each of the parties hereto irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of your employment or related to this Agreement or the transactions contemplated hereby.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 14 through 15 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

i.	Entire Agreement: This Agreement and, with respect to Sections 5 and 8, your equity award agreements and governing equity award plans constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties hereto, oral or written, with respect to the subject matter hereof, including, but not limited to, the parties’ Letter Agreement dated April 13, 2008.

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290

S. John Kim

December 13, 2010

John, I wish you all the best in your new role.

Sincerely,

L. Kevin Kelly

Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

December 14, 2010	/S/ S. JOHN KIM
Date	Signature

Copy: Richard J. Caldera, Stephen Beard, Jeff Pullen

HEIDRICK & STRUGGLES

233 South Wacker Drive, Suite 4200, Chicago, IL 60606, United States    telephone +1 312 496 1200    facsimile +1 312 496 1290